THE STANLEY WORKS AND SUBSIDIARIES
          COMPUTATION OF EARNINGS TO FIXED CHARGES
                   (in Millions of Dollars)


                                           THIRD QUARTER    NINE MONTHS
                                            1996    1995    1996    1995



 Earnings before income taxes               $59.0    $6.9  $163.5  $104.0

 Add:
      Portion of rents representative of
         interest factor                      3.3     3.2    10.0     9.8
      Interest expense                        6.3     8.5    20.6    26.5
      Amortization on expense on
         long-term debt                       0.1     0.1     0.2     0.2
      Amortization of capitalized interest                    0.2     0.2
                                            -----   -----   -----   -----
 Income as adjusted                         $68.7   $18.7  $194.5  $140.7
                                            =====   =====   =====   =====
 Fixed charges:
      Interest expense                       $6.3    $8.5   $20.6   $26.5
      Amortization on expense on
         long-term debt                       0.1     0.1     0.2     0.2
      Capitalized Interest                    0.1             0.2
      Portion of rents representative of
         interest factor                      3.3     3.2    10.0     9.8
                                            -----   -----   -----   -----
 Fixed charges                               $9.8   $11.8   $31.0   $36.5
                                            =====   =====   =====   =====
 Ratio of earnings to fixed charges          7.01    1.58    6.27    3.85
                                            =====   =====   =====   =====